UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 3, 2008
Lakes Entertainment, Inc.
(Exact name of registrant as specified in its charter)

Minnesota	0-24993	41-1913991

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

130 Cheshire Lane, Suite 101, Minnetonka, Minnesota	55305

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:       (952) 449-9092
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     Effective as of October 3, 2008, Lakes Entertainment, Inc. (“Lakes”) entered into a new credit line agreement (“Credit Line”) with UBS Financial Services Inc (“UBS”) which supercedes the margin account agreement between Lakes and UBS dated April 4, 2008. The Credit Line will enable the Company to draw 75% of the market value of Lakes’ auction rate securities (“ARS”). The Credit Line is secured by the ARS held at UBS. Amounts borrowed under the Credit Line are due and payable on demand and bear interest at a floating rate of interest per annum equal to the sum of the prevailing daily 30-day LIBOR plus 100 basis points. Amounts which were previously drawn under the margin account agreement were transferred to the Credit Line and the entire remaining amount available under the Credit Line was drawn by Lakes upon its execution. As a result, approximately $18.2 million is outstanding under the Credit Line.
     Copies of the Company’s material agreement with addendums relating to, and the press release announcing, the Credit Line are attached as exhibits to this Current Report on Form 8-K.
Item 1.02. Termination of a Material Definitive Agreement.
     The following agreement was terminated as of October 3, 2008 as a result of the Company entering into the Credit Line described in Item 1.01 above:
Client’s Agreement dated April 4, 2008 (and effective as of April 11, 2008) between Lakes Entertainment, Inc. and UBS Financial Services Inc. together with Addendum dated April 4, 2008 and Second Addendum dated April 4, 2008.
     No penalties were incurred by the Company in connection with terminating this Client’s Agreement.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     This discussion of the Credit Line in Item 1.01 of this Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.
(a)	Not Applicable

(b)	Not Applicable

(c)	Not Applicable

(d)	Exhibits
10.1	Credit Line Agreement dated October 3, 2008 between Lakes Entertainment, Inc. and UBS Financial Services Inc. together with Addendum dated October 3, 2008 and Second Addendum dated September 26, 2008.

99.1	Lakes Entertainment, Inc. Press Release dated October 8, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LAKES ENTERTAINMENT, INC. (Registrant)
Date: October 9, 2008	/s/Timothy J. Cope
	Name:	Timothy J. Cope
	Title:	President and Chief Financial Officer

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